As filed with the Securities and Exchange Commission on June 7, 2017.

Registration No. 333-213224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-213224
UNDER THE SECURITIES ACT OF 1933

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AdvancePierre Foods Holdings, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	26-3712208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

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9987 Carver Road
Blue Ash, Ohio 45242
(Address of Principal Executive Offices, including zip code)

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AdvancePierre Foods Holdings, Inc. 2009 Omnibus Equity Incentive Plan

(formerly the Pierre Foods Holding Corporation 2009 Omnibus Equity Incentive Plan)
(Full title of the plan)

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Michael B. Sims
Senior Vice President, Chief Financial Officer and Treasurer
9987 Carver Road
Blue Ash, Ohio 45242
(Name and address of agent for service)

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(800) 969-2747
(Telephone number, including area code, of agent for service)

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With copies to:

George R. Bason, Jr., Esq.

Marc O. Williams, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8  (File No. 333-213224) (the “Registration Statement”), filed by AdvancePierre Foods Holdings, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 19, 2016 registering a total of 6,500,000 shares of common stock, par value of $0.01 per share, of the Registrant (“AdvancePierre Common Stock”) for issuance under the AdvancePierre Foods Holdings, Inc. 2009 Omnibus Equity Incentive Plan, as amended (formerly the Pierre Foods Holding Corporation 2009 Omnibus Equity Incentive Plan).

On May 9, 2017, pursuant to an Agreement and Plan of Merger, dated as of April 25, 2017, by and among the Registrant, Tyson Foods, Inc., a Delaware corporation (“Tyson”), and DVB Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Tyson (“Merger Sub”), Tyson caused Merger Sub to commence a tender offer to purchase all outstanding shares of AdvancePierre Common Stock for $40.25 per share, net to the seller in cash, without interest, subject to any required withholding of taxes. On June 7, 2017, Merger Sub accepted for payment all AdvancePierre Common Stock validly tendered and not withdrawn. On June 7, 2017, Merger Sub merged with and into the Registrant (the “Transaction”), with the Registrant continuing as the surviving corporation.

As a result of the Transaction, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement as of the date hereof. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which had been registered for issuance but which remain unsold at the termination of the offering subject to the Registration Statement, the Registrant hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Ash, Ohio, on this 7th day of June, 2017.

ADVANCEPIERRE FOODS HOLDINGS, INC.
By:	/s/ Michael B. Sims
	Name:	Michael B. Sims
	Title:	Senior Vice President, Chief Financial Officer, and Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.